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The following is an excerpt from a transcript of Momentive Global Inc.’s special town hall held on March 14, 2023.

March 14 Special Town Hall Transcript

Zander Lurie: What is with the elevator dance music Jarmila? Who picked that? instrumental, beautiful choice today. I hope everybody had an opportunity to read the legal disclaimer there. We left it up for a while, but I wanted to welcome everybody and say, Good morning. Good afternoon. Good evening.

Wherever we find you for this Special Town Hall. It’s an important one, and I wanted to give everybody a chance to ask questions, but then also hear from your colleagues about the nature of the press release we issued yesterday.

And so, as you have read at this point I am sure Momentive entered into a definitive agreement with Symphony Technology Group to sell the company for $9 and 46 cents a share. We will endeavor over the next few weeks and months to close the transaction successfully, and then enter a new chapter. And I’ve been through a whole lot of emotions throughout this process, and then obviously culminating last night, talking to many of my colleagues, seeing a bunch of friends, a lot of text messages. I am super super excited for the next chapter for Momentive. I believe in my bones this is absolutely the right thing for shareholders, for our customers, and for employees.

I think everybody here who’s been with the company for a while, we have to acknowledge the road and the journey we’ve been on and over the last 18 months. Obviously there’s been a whole lot of turmoil in the macro markets. We’ve had our own share of trip ups and stumbles. The failed transaction a year and a half ago was quite challenging, and obviously been through some some painful layoffs. But I’m reminded of one of our very first Goldie speakers, and for those who are newer to the company in the last 7 years, I think we’ve brought in 75 speakers really incredible CEOs, authors, musicians, philanthropist, athletes, people who have incredible wisdom and energy to share and to motivate, and inspire.

And Jeffrey Katzenberg was our very very first Goldie speaker back in 2016, the legendary President of Disney, founder of Dreamworks, movie maker, entrepreneur, activist. He’s just done some incredible things in his career, and I remember asking him about being elevated to become President of Disney pictures at the age of 28, and I also remember having lunch with him a couple of years ago, and asking him about Quibi, where his company lost over a 1 billion and a half dollars in 6 months. And he had the same answer for both questions, he said “Zander, life is about looking forward. I spend 99% of my time looking through the windshield, and 1% of my time looking in the rearview mirror to make sure I haven’t missed anything, and for learning, so I can be better on the road ahead” and today really is about the road ahead.

We are entering into an agreement - and I will introduce you in a moment - with a really high quality, high integrity values driven firm. Folks who have a deep, deep domain expertise in the insights and market analytics, software businesses. They’ve been investing in the space for over 20 years. They had incredible amount of diligence they had done, and insights they brought to bear when we entered into the process, getting to know them. And, so I’m just…really I am grateful that we are going to be entering a new chapter with colleagues who can provide a big umbrella to help us navigate what is going to be an incredibly competitive and exciting road ahead.

I first, before we get into the slides. Here, Jarmila, I want to thank just a handful of people really quickly. People who really rolled up their sleeves over the last many months to make sure this transaction will become a successful one. First off on the finance team, Kunal Agarwal, who really led SP&A over the last couple of years, but also was my kind of co-pilot throughout several CFOs, and on the long range plans, and really stepped up, not only with STG, the bankers and the internal team, so Kunal grateful for all of your support.

Michelle Leung on the legal team. Incredible job closing this, announcing this transaction today the many, many hours and days and weeks you put into this much appreciated. Rich Sullivan, our relatively new CFO, ramped up really quickly. He did not have the kind of 90 day glide path and had a huge huge impact here.

Katie and Jarmila and the Comms team, obviously incredibly important work in this time period. And then the MVP of this transaction hands down the most trusted, competent, hardworking, loyal, charming, pick you up when you need to be picked up. Our general counsel, Lora Blum is a superstar. Lora super super grateful for your leadership here.

So with that I wanted to introduce JT Treadwell and John Ouren from STG. Welcome, JT. Welcome, John. You have 1,000 new colleagues who will become colleagues and trusted partners when we close this transaction, and I can’t spare you from the indignity that we all must face. And so, whenever you come on Zoom for an all hands for the first time we ask you to do a Karaoke song. And so we’re about to load that up, and so I would like you guys to please stand up. It’s just a 4 minute song. Just do your very best to impress your new colleagues. John JT how you guys doing?

J.T. Treadwell: We’re doing great. Doing great, very, very excited to be starting the journey with you guys.

Zander Lurie: Congratulations, uh JT If I could, if I could throw it over to you, maybe I would just ask you a couple of questions, and I’ll let you take it in whichever direction you like.

First kind of how long have you been tracking SurveyMonkey/Momentive kind of what intrigued you you know about the category and about the sector. And what are you most excited about when we get this get through the regulators and get through the shareholder vote and get the transaction closed?

J.T. Treadwell: Yeah, I mean, I think you know, for those of you who don’t know STG. We’ve been investing in software and technology and data and analytics for 20 years. The firm got us to start in 2002 down in Palo Alto, and currently based in Menlo Park. We are, so, I think, one of the pioneers in the software space. But I would say unusual among our brethren. We’ve actually done a tremendous number of market research data insights and analytics companies. I think we’ve owned 7, 8 market research or sort of data, you know, data and information services companies and so we’ve known SurveyMonkey now, Momentive since the very beginning, and you know I we, I think we said it in the press release, but it’s genuinely true. We have long admired the company. You guys have built a fantastic franchise.

You basically invented the category, I mean, took probably the number of people that did survey programming from several thousand, you know, to several million. Right? It’s it. I mean it’s just a tremendous accomplishment, and in creating the space.

I’ll let John introduce himself here in a second. He used to work for you guys way back when when when he was at MarketTools and the businesses bought. But we have, we have...we’ve been...we’re very excited to be a part of the journey here for the next phase.And…and really look forward to several months from now, when the deal closes and and and we sort of shift the paradigm to working with us instead of the public market. So we’re really excited and thank you for letting us come along the journey with you and John.

John Ouren: Yeah, that’s a much easier question for me, Zander. So I worked with the company that was number 2 with SurveyMonkey before it was bought by SurveyMonkey in 2012. So we’re used to being in the industry and competing.

I’m also a huge user. We’re big believers in feedback at STG. We have 22 portfolio companies that have active employee and customer satisfaction programs, many of which are built on the SurveyMonkey platform. And we also use it with our employees as well. So I’m in the application all the time. I just upgraded to Teams. So my ARPU just went up. Anyway, a big time user and a big time fan.

Zander Lurie: Well, we appreciate that, and we’ve got a lot more to share this week. This Town Hall was previously scheduled to go through kind of some big goals and OKRs for the year. And so we’re gonna push a little bit of that out, because I know people are super intrigued and curious about the transaction. But first and foremost, I just want to say in my job, you know, leading this organization, leading people—I am in the people reading business, and I have had ample time to examine diligence and get to know John and J.T. and their firm, and I just want to reassure all of our colleagues.

There is often a lot of nuance, intrigue, and mystique around private equity. And really what private equity is, and you’ll learn a lot more about it, it is pools of capital raised from retirement funds and teachers funds and fireman’s funds and high net worth individuals to come together to entrust smart people like these 2 and their colleagues to find great opportunities to add value. And I believe, they believe, this is what that opportunity represents, that we have a business that’s generating nearly a half a billion dollars of revenue from 900,000+ customers who really want to collect feedback learn insight, so they can take the right actions in their business, and they bring a ton of expertise to bear, a ton of great resources: other portfolio companies, international opportunities that I believe are going to help this company expand our footprint, expand our products, we grow our AOV, and really ultimately deliver a lot more revenue, profitability, and then shareholder value. And for all of you who are going to be on that journey this represents a great opportunity in the road ahead. So we’re gonna close the chapter as a public company of nearly 5 years and move into the next chapter and phase on the journey, which is what life is all about. So congratulations guys! Welcome! Look forward to helping you close this transaction. And with that, I’m going to turn it over.

J.T. Treadwell: Thank you.

Zander Lurie: See you, John. Thank you!

All right. We got a whole lot of questions. Lora Blum, MVP, if you can come off. There you are. Hi, Lora!

Lora Blum: Hi, Zander! Hi everybody, great to see you all.

Zander Lurie: How many hours of sleep did you get last night?

Lora Blum: Yeah, more last night than I have in a little while, though I have to say that daylight savings time, it just throws you off. So, looking forward to the weekend for sure when I plan to get more sleep, but really excited about the announcement, and to work with STG to get us to closing and on to the next chapter. I completely agree. This is a really exciting time.

I was gonna start by talking about the equity impact. So what happens to stock? What happens to your RSUs to your uninvested equity? So for those of you who haven’t seen the press release, I encourage you to read it. We’ve also filed an 8-K. That goes into a whole lot more detail, if you’re interested.

We’ll be getting $9.46 per share. It’s pretty straightforward, so for every share that’s held $9.46 will be paid upon closing. There’s a little example here on the screen. So if there’s 500 shares at $9.46 you would receive $4,730. So that’s for actual shares that are held—so any RSUs that vested in shares would convert to the right to receive $9.46. On unvested equity, your RSUs will continue to vest, so what that means is during this period between sign and close, for example, on May 15th, because I don’t believe we will close before May 15th—that would be miraculous if we did—you will continue to receive stock as you vest, so the RSUs will convert into shares, and then those shares would convert into cash at closing. Then, beyond closing, RSUs as you continue to be an employee of the company will continue to vest on the same schedule, and you would receive cash in lieu of shares, meaning for every share that’s post closing, you’ll get $9.46 minus taxes, applicable taxes.

So I went through that pretty quickly. But there is a wonderful, wonderful set of FAQs that have been posted on Momentive Central also filed with the SEC. And about I would guess 99% of your questions will be answered through those FAQs. So I strongly encourage you to read them, and if you have supplemental questions, please ask them. We will update the FAQs as we get questions and always feel free to, you know, come to me or others on the team, and we’re happy to answer questions as well.

Zander Lurie: Well done, Lora.

Lora Blum: One other thing I just wanted to quickly mention is that, I know there’ve been a lot of questions about equity grants and the 2023 annual equity program. And that is coming. You will learn more about that in the next couple of weeks. So thank you.

Zander Lurie: Yeah, I thank you for the explanation, and that is an important update for everybody here whose work is adding value to this company. We are going to be issuing equity in the next 2 or 3 weeks. Hopefully, in March we have approval.

We have a pool of shares that’s been approved in the transaction. It’s in the interim operating covenants, and so we will be working with your senior managers across the team to issue equity to employees, so that, I know, is welcome news.

Lora Blum: I think we were going to share a timeline real quick, if that’s all right? Okay. So just to take you through it. I know some of you were here, or many of you were probably here for the Zendesk transaction and so you may remember that in a transaction like this we do have to get stockholder approval. That’s a big part. There will not be any other set of stockholders that’s required to approve this transaction, so it’s a little bit less complicated this time around.

We will file a proxy statement that will be on file with the SEC if you’re interested in reading that in the next few weeks. Then we will, once that gets through the SEC process, we’ll be able to about—call it 30 or 45 days after that—be able to hold our special meeting and seek shareholder approval. At the same time, we’ll be working through regulatory approval, like the HSR Filing we do here in the US, that’s the Hart Scott Rodino Act, and then some international filings that are required. So we’re looking at Q2, Q3 for close. We’ll make it happen as quickly as possible, but with the regulators you can’t make any guarantees.

Zander Lurie: Did you update that for daylight savings Lora?

Lora Blum: I have not. Yeah, that I’m leaving it to other people to do the updating.

Zander Lurie: Ok let’s do the “Please Do Nots” which is hopefully a clear mandate from you, and then we can talk about what we can do.

Lora Blum: Yeah, this is really really important. We have an agreement with STG that we need to make sure we comply with, so please again look at the FAQs. Don’t guess about answering questions. Come to me, come to others, and please don’t answer questions externally. There are folks who are authorized to do that. You all know that, pursuant to our policies, but just want to make sure we’re clear on that. Please don’t post on social media. We have made posts that we have to file with the SEC. Please do not create original content. And please don’t use broad-based channels to answer questions, because those can be deemed a solicitation to stockholders. I know that sounds strange to, you know, use slack and think of that as a proxy solicitation. But the SEC defines a solicitation really, really, broadly. So again, please, you know, keep things limited in terms of what you’re saying broadly, and rely on those FAQs. And obviously, please don’t speak to reporters or analysts. We have wonderful folks that take care of that for us.

On the “Please Do,” it’s pretty clear here, but FAQ’s—begging you to read them and take a look at the equity impact and ask us questions about all that. And really, really important—our business, we’re still operating. We’re still moving forward, and we’re gonna have new ownership when we close, but it’s really really important to focus on hitting our goals. And please point folks to these pages where they can find answers to their questions if you need help with that. And then ask us more questions, use the survey.

So thanks, I think those are the big questions.

Zander Lurie: So thanks, Lora. Great job. Just a couple more points that I want to get into a little bit more of a “run the business update.” There are going to be a ton of questions on equity, and I want to do the best I can to try and remove some of the drama.

The IPO market is celebrated because it’s a media event, and it was a ton of fun. We had a ton of fun going public. It was a huge rallying cry, right at the end of the day. Though this business has an ownership group today, it’s a large group of shareholders in the public institutions, post-close the business will be owned by STG and all of their shareholders. They are going to want employees to be motivated and aligned to hit goals, and they will issue equity. I can’t tell you about that equity instrument today, but as a private company, J.T. and the team at STG is going to create an equity pool that will be shared with employees to help align, inspire, motivate, and share wealth creation as the company grows and drives value, that value will be driven, like all private and public companies, by incremental profitability and free cash flow.

And so I don’t have any update today on how they’re going to do tha. I’m sure, based on my experience working with them, they will be super, super, thoughtful, and constructive, working with consultants and finding something that will be really attractive, compelling and competitive to attract your time and talents.

And so right now, as Lora said, when the transaction closes, our current shareholders will be paid $9.46. Your unvested equity will continue to vest as you’re with the company at that share price, and then a new equity program will be created. And so we’re gonna do our equity grants for now and then there’ll be a new program as new ownership comes in. I asked J.T. if they were committed to paying out the diversity, equity, inclusion, bonuses for our ERG and DIIG leaders in June, he said, “Of course.”

So again, I believe we are partnering with a really high quality team. I believe this is in the best interest of our shareholders, our employees, our customers. And with that, as Lora said. We have a business to run, and I know this is peaking people’s curiosity. I know it was a lot to take in on email and Zoom. But at the end of the day we’ve got almost a million paying customers and a whole lot more users who engage with our products in surveys, market research, CX, around the world. The best thing we can do, to help close the transaction and add value going forward, is to deliver for our customers and each other as we build and try and hit some bigger goals.

And so with that, I’d love to introduce Eric Johnson here, too, known as EJ. Who leads up our marketing growth team. EJ has been hard at work with his colleagues on coming up with some bigger ideas and goals to enable us to deliver better results in the future. EJ: how are you? Good morning.

Eric “EJ” Johnson: I am good thanks, Zander. I just want to give a quick preview for what we’ll be talking about on Thursday. And our theme, just what Lora said, is Focus, Focus Focus. We’ll be talking about a focus on the product, a focus on the customer, and a focus on the future. All these things apply, whether we’re owned by the public or by STG. And running the business is vital.

Eric “EJ” Johnson: I’ll also share some updates on branding where we have some new campaigns, and what the products look like in the world that we’re in. So looking forward to…to sharing all that, and Pri, I’ll pass it over to you to talk about the preview of the product Roadmap.

Pri Carr: Yep, for those of you who joined us at Innovate All Hands, we shared with you our product focus, as EJ mentioned, what are we focusing on the product. And at Thursday Town Hall, we’ll roll that out for the full company. But you’ll hear from us on why we’re making these choices to focus on particular areas, what we’re choosing not to do, and a deep dive into the actual product roadmap, so you know what’s coming. Robin wanted to share anything else?

Robin Ducot: I was just gonna say, I’m really excited for us to share the roadmap with you. We are aligned and really excited about what we’re going to be doing.

Pri Carr: Antoine?

Antoine Andrews: Thank you. Pri. In January, we shared our goal, some of the goals from the social impact team, Momentive Together. On Thursday we’ll be doing as we would do, sharing more about how we’re tracking against our 2024 DEI goals, So as the team said, we are still moving along, and we will share more information about this. So, looking forward to sharing that with the team. I think I’m passing it back to Zander.

Zander Lurie: Thank you, Antoine. Thank you Pri. Thank you, Robin. Thank you, EJ.

Additional Information and Where to Find It

Momentive, its directors and certain executive officers are participants in the solicitation of proxies from stockholders in connection with the pending acquisition of Momentive (the “Transaction”). Momentive plans to file a proxy statement (the “Transaction Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies to approve the Transaction. Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, will be included in the Transaction Proxy Statement and other relevant documents to be filed with the SEC in connection with the Transaction. Information relating to the foregoing can also be found in Momentive’s definitive proxy statement for its 2022 Annual Meeting of Stockholders (the “2022 Proxy Statement”), which was filed with the SEC on April 25, 2022. To the extent that holdings of Momentive’s securities have changed since the amounts printed in the 2022 Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Promptly after filing the definitive Transaction Proxy Statement with the SEC, Momentive will mail the definitive Transaction Proxy Statement and a WHITE proxy card to each stockholder entitled to vote at the special meeting to consider the Transaction. STOCKHOLDERS ARE URGED TO READ THE TRANSACTION PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT MOMENTIVE WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, the preliminary and definitive versions of the Transaction Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by Momentive with the SEC in connection with the Transaction at the SEC’s website (http://www.sec.gov). Copies of Momentive’s definitive Transaction Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by Momentive with the SEC in connection with the Transaction will also be available, free of charge, at Momentive’s investor relations website at investor.momentive.ai.

Forward-Looking Statements

This communication contains forward-looking statements that involve risks and uncertainties, including statements regarding: the Transaction, including the expected timing of the closing of the Transaction; considerations taken into account by Momentive’s Board of Directors in approving the Transaction; and expectations for Momentive following the closing of the Transaction. If any of these risks or uncertainties materialize, or if any of Momentive’s assumptions prove incorrect, Momentive’s actual results could differ materially from the results expressed or implied by these forward-looking statements. Additional risks and uncertainties include those associated with: (i) the possibility that the conditions to the closing of the Transaction are not satisfied, including the risk that required approvals from Momentive’s stockholders for the Transaction or required regulatory approvals to consummate the Transaction are not obtained, on a timely basis or at all; (ii) the occurrence of any event, change or other circumstances that could give rise to the right to terminate the Transaction, including in circumstances requiring Momentive to pay a termination fee; (iii) uncertainties as to the timing of the consummation of the Transaction and the ability of each party to consummate the Transaction; (iv) the nature, cost and outcome of any legal proceeding that may be instituted against Momentive and others relating to the Transaction; (v) economic, market, financial, business or geopolitical conditions (including resulting from disruptions to the banking sector, inflationary pressures, rising interest rates, supply chain disruptions, the COVID-19 pandemic, civil unrest or military conflict) or competition, or changes in such conditions, negatively affecting Momentive’s markets, customers, business, operations and financial performance; (vi) the effect of the announcement or pendency of the Transaction on our business relationships, customers, operating results and business generally, including risks related to the diversion of the attention of Momentive management or employees during the pendency of the Transaction; (vii) the amount of the costs, fees, expenses and charges related to the merger agreement or the Transaction; (viii) the risk that our stock price may fluctuate during the pendency of the Transaction and may decline significantly if the Transaction is not completed; (ix) possible disruption related to the Transaction to Momentive’s current plans and operations, including through the loss of customers and employees; and (x) other risks and uncertainties detailed in the periodic reports that Momentive files with the SEC, including Momentive’s Annual Report on Form 10-K filed with the SEC on February 17, 2023, and subsequent filings which may be obtained at Momentive’s investor relations website at investor.momentive.ai. All forward-looking statements in this communication are based on information available to Momentive as of the date of this communication, and Momentive does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.